UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2022 (April 6, 2022)

CELSION CORPORATION

(Exact name of registrant as specified in its Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CLSN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2022, Celsion Corporation, a Delaware Corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with several institutional investors, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), an aggregate of 1,328,274 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), at an offering price of $5.27 per share for gross proceeds of approximately $7.0 million before the deduction of the Placement Agent (as defined below) fee and offering expenses. The Shares are being offered by the Company pursuant to an effective registration statement on Form S-3 (File No. 333-254515) (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. The closing of the Offering is expected to occur on April 8, 2022.

In connection with the Offering, the Company entered into a placement agent agreement (the “Placement Agent Agreement”) with A.G.P./Alliance Global Partners, as sole placement agent (the “Placement Agent”) pursuant to which the Company agreed to pay the Placement Agent an aggregate cash fee equal to 6.5% of the aggregate gross proceeds raised from the sale of the securities sold in the Offering and reimburse the Placement Agent for certain of its expenses in an amount not to exceed $50,000.

The Placement Agent Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

Under the Purchase Agreement and Placement Agent Agreement, the Company and its subsidiaries are prohibited, for a period of 30 days after the closing from issuing, entering into any agreement to issue or announcing any issuance or proposed issuance of common stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive common stock without the prior written consent of AGP or the investors participating in the offering.

The foregoing summaries of the Purchase Agreement and the Placement Agent Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1 and 1.1, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement and the Placement Agent Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement and the Placement Agent Agreement are incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and the Placement Agent Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

The legal opinion, including the related consent, of Baker & McKenzie LLP relating to the issuance and sale of the Shares is filed as Exhibit 5.1 hereto.

Item 8.01 Other Events

The Company issued a press release announcing the Offering on April 6, 2022. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

Exhibit Number	Description
1.1	Placement Agent Agreement, dated April 6, 2022, between Celsion Corporation and A.G.P./Alliance Global Partners

5.1	Opinion of Baker & McKenzie LLP

10.1	Securities Purchase Agreement between Celsion Corporation and the investors therein, dated April 6, 2022

23.1	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)

99.1	Press Release of Celsion Corporation dated April 6, 2022 announcing the pricing of the Offering

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: April 7, 2022	By:	/s/ Jeffrey W. Church
Jeffrey W. Church
Executive Vice President, Chief Financial Officer and Corporate Secretary